Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hudson Capital Merger Sub I, Inc. on Amendment No. 7 to Form S-4 of our report dated February 15, 2021, except for Note 20, as to which the date is August 3, 2021, with respect to our audits of the consolidated financial statements of Freight App, Inc. and Subsidiary (formerly known as “Freighthub, Inc. and Subsidiary”) as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY
October 1, 2021

An Independent Member of Urbach Hacker Young International